Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: +1 (650) 421-8100 Fax: +1 (650) 421-8102 www.codexis.com

November 16, 2017

John Nicols
200 Penobscot Drive
Redwood City, CA 94063

Re: Amendment to Employment Agreement

Dear John,

You and Codexis, Inc. (the “Company”) are currently parties to an Employment Agreement, dated as of May 28, 2012, as amendment on April 21, 2016 (the “Employment Agreement”), which sets forth the terms of your employment with the Company and provides, among other things, that you will be entitled to receive certain severance payments and benefits upon certain qualifying terminations of employment with the Company. Effective as of the date of this amendment (this “Amendment”), you and the Company hereby agree to amend the Employment Agreement as follows:

Section 1(j) through (l) of the Employment Agreement is deleted and replaced in its entirety by the following:

“(j) ‘Measurement Date,’ with respect to an award of performance stock units or performance vesting options, shall mean the date the Compensation Committee of the Board of Directors determines the final performance factor and/or performance goal achievement for the applicable performance period.

(k) ‘Person’ shall mean any individual, natural person, corporation (including any non-profit organization), general partnership, limited partnership, limited liability partnership, join venture, estate, trust, company (including and company limited by shares, limited liability company or joint sto0ck company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(l) ‘Section 409A’ shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation any such regulations or other guidance that may be issued after the Effective Date.”

The last provision of the first sentence of Section 5©9iii) of the Employment Agreement is deleted and replaced in its entirety by the following:

“provided that, any outstanding performance stock units or performance vesting options held by Executive shall automatically become vested with respect to (i) in the event of a Change of Control that occurs prior to the applicable Measurement Date, such number of shares of Company common stock corresponding to the target performance level for any applicable performance goals; or (ii) in the event of a Change of Control that occurs on or after the Measurement Date, such number of shares of Company common stock corresponding to the Company’s actual achievement of any applicable performance goals;”

All terms and provisions of the Employment Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Employment Agreement” in this Amendment or the original Employment Agreement shall include the terms contained in this Amendment.

Please indicate your acceptance of and agreement to the terms and conditions set forth in this Amendment by signing in the space below and returning the executed Amendment to the Company.

Sincerely,

Codexis, Inc.

By: /s/ Bernard Kelley
Name: Bernard Kelley
Title: Chairman

Accepted by:

/s/ John Nicols
John Nicols

16 November 2017
Date